Exhibit (d.5)


FIRST AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT


     This First Amendment, to the Expense
Cap/Reimbursement Agreement entered into as of the 30th day of April, 1999 between Institutional Capital
Corporation and ICAP Funds, Inc. on behalf of the ICAP
Discretionary Equity Portfolio, the ICAP Equity
Portfolio, the ICAP Select Equity Portfolio and the
ICAP Euro Select Equity Portfolio (the "Agreement"), is entered into as of April 30, 2000.

     WHEREAS, the Agreement provides that it shall terminate on April 30, 2000 unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement;

     WHEREAS, the parties to the Agreement wish to extend the term of the Agreement until April 30, 2001.

     NOW THEREFORE, the parties agree as follows:

     Pursuant to this First Amendment, the term of the Agreement shall be extended until April 30, 2001, unless further extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement.

     All other provisions of the Agreement shall remain in full force and effect.


                         INSTITUTIONAL CAPITAL CORPORATION



                         By:  /s/ Robert H. Lyon
                              --------------------------------
                              Robert H. Lyon, President


                         ICAP FUNDS, INC.



                         By:  /s/ Pamela H. Conroy
                              --------------------------------
                              Pamela H. Conroy, Vice President